Exhibit 10.1
ONYX SOFTWARE CORPORATION
Form of Employment Agreement Amendment
     Reference is made to that certain Employment Agreement dated as of _____, 200_(the “Employment Agreement”), by and between                      (the “Executive”) and Onyx Software Corporation (the “Company”)[, as amended by                     ]. The Employment Agreement is hereby amended as follows:
     1. “409A”. The Employment Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Notwithstanding the foregoing, in the event the Employment Agreement or any compensation or benefit paid to Executive thereunder is deemed to be subject to Section 409A of the Code, Executive and the Company agree to negotiate in good faith to adopt such amendments that are necessary to comply with Section 409A of the Code or to exempt such compensation or benefits from Section 409A. In addition, to the extent (i) any compensation or benefits to which Executive becomes entitled under the Employment Agreement, or any agreement or plan referenced therein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” executive under Section 409A of the Code, then such compensation or benefits shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code with the Company; (ii) the date Executive becomes “disabled” (as defined in Section 409A of the Code); or (iii) the date of Executive’s death following such separation from service; provided, however, that (i) such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral and (ii) the Company shall provide written assurances satisfactory to Executive at the time of such termination of employment that Executive is entitled to such compensation or benefits subject only to the foregoing requirements under Section 409A of the Code. During any period compensation or benefits to Executive are deferred pursuant to the foregoing, Executive shall be entitled to interest on such deferral at a per annum rate equal to the highest rate of interest applicable to six (6)-month money market accounts offered by the following institutions: Citibank N.A., Wells Fargo Bank, N.A. or Bank of America, on the date of such “separation from service.” Upon the expiration of the applicable deferral period, any compensation or benefits which would have otherwise been paid during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum.
     2. Fees. Notwithstanding anything to the contrary in the Employment Agreement or otherwise, the Employment Agreement is hereby amended as follows: “In the event that the Executive is obligated to pay (or has paid) legal fees and/or other costs in order to enforce any of his/her rights under this Employment Agreement, then the

Company (and/or any acquirer or successor) shall pay to Executive (or to his or her attorneys or agents, as directed by Executive) the full amount of such fees/costs within 3 business days of request for payment subject to refund back to the Company (and/or any acquirer or successor) to the extent Executive does not ultimately prevail in the dispute.”
     3. This amendment may be executed in any number of counterparts, each of which counterparts shall for all purposes be deemed to be an original, and all of such counterparts shall together constitute but one and the same instrument.
IN WITNESS WHEREOF, this Amendment is adopted and effective this ___day of July 2006.
Onyx Software Corporation:

By:

Name:

Its:

Executive:

Name: